                                                                     EXHIBIT 2.1

                           STOCK PURCHASE AGREEMENT

     AGREEMENT, dated as of May 20, 1998, among TECTRIX FITNESS EQUIPMENT, INC., a California corporation (the "Corporation"); the persons named on Exhibit A hereto (the "Shareholders"), constituting the holders of all of the outstanding shares of the capital stock of the Corporation; and CYBEX INTERNATIONAL, INC., a New York corporation (the "Buyer").

     WHEREAS, the Shareholders desire to sell, and the Buyer desires to acquire, all of the outstanding capital stock of the Corporation for the consideration set forth below;

     NOW, THEREFORE, in consideration of the respective representations, warranties and agreements hereinafter set forth, the Shareholders, the Buyer and the Corporation represent, warrant and agree as follows:

     1.  Sale and Purchase of Stock; Cancellation of Options.   (a)    Stock.
         ---------------------------------------------------           -----
In reliance on the representations, warranties and covenants contained herein and subject to the terms and conditions hereof, at the Closing hereinafter referred to, each Shareholder shall sell, convey, transfer and deliver to the Buyer, and the Buyer shall purchase from each Shareholder, the number of shares of the common stock, without par value, of the Corporation (the "Stock"), set opposite their respective names below, constituting in the aggregate all of the issued and outstanding capital stock of the Corporation.

          (b)  Options.   (i)  Prior to the Closing, each holder of the options
               -------
to acquire shares of the Stock listed on Exhibit B hereto (the "Out-the-Money Options") shall enter into a Cancellation Agreement, in form and substance satisfactory to the Buyer, which shall provide that at the Closing all of the Out-the-Money Options shall be canceled and discharged, in consideration of the obligation of the Corporation to pay to the holders thereof the sums indicated on said Exhibit B. The aggregate sum so payable is a reduction to the Purchase Price payable by the Buyer to the Shareholders hereunder.

               (ii) Prior to the Closing, each holder of options to acquire shares of the Stock with an exercise price less than the Purchase Price per share hereunder has exercised in full such option and is a selling Shareholder hereunder.

     2.  Purchase Price. (a)  Gross Amount.    The aggregate Purchase Price for
         --------------        ------------
the sale and purchase of the Stock hereunder shall be $23.4 million, subject to adjustment as
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provided in subparagraphs (b) and (d) below. The aggregate Purchase Price, so adjusted, shall be allocated among the Shareholders in accordance with the allocation percentages indicated next to their respective names on Exhibit A hereto. As additional consideration for the sale and purchase of the Stock hereunder, the Shareholders will have the opportunity to earn, in addition to the Purchase Price, the Contingent Earnout, as more fully defined in paragraph 2A above.

          (b)  Adjustments to Gross Purchase Price.   In addition to the
               -----------------------------------
Closing Balance Sheet adjustments pursuant to subparagraph (d) below, the aggregate Purchase Price shall be reduced by the following:

                (i) The sum payable to the Corporation Lender, as specified in subparagraph (c)(ii) below, less any Excess Cash, as defined below;

                (ii) Any fees and expenses of investment advisors (including the sums payable to Hambrecht & Quist), attorneys or accountants incurred by the Corporation in connection with the transactions contemplated hereby, to the extent not satisfied by the Shareholders, and any other costs which Buyer and Corporation agree are to reduce the Purchase Price;

                (iii) The aggregate amounts payable to the holders of the Out-the-Money Options pursuant to the Cancellation Agreements; and

                (iv) Bonuses payable to employees of the Corporation, as set forth on Schedule 2(b)(iv) hereof.

          (c)   Payment.  The Purchase Price hereunder, after payment of or
                -------
provision for the amounts specified in subparagraph (b) above, shall be satisfied as follows:

          (i) A portion of the Purchase Price equal to the result of (x) $21.06 million, minus (y) all adjustments to the purchase price specified in
                -----
subparagraph (b) above (the "Cash Portion"), shall be allocated among the Shareholders in the proportions specified on Exhibit A hereto and shall be satisfied at Closing by the wire transfer of the Cash Portion to the Shareholder Representatives, which shall act as paying agent on behalf of the Shareholders (the "Paying Agent"). Such wire transfer shall be to such account as shall be designated by the Paying Agent at least two business days prior to the

Closing. Buyer shall have no further obligation or liability for the Cash Portion, once so paid to the Paying Agent.

          (ii) The Buyer will pay to California United Bank, Santa Ana Branch (the "Corporation Lender") at the Closing, by wire transfer to such account as shall be designated by the Corporation Lender at least two business days prior to the Closing, an amount sufficient to retire all principal, interest and other sums owed as of the Closing Date by the Corporation to the Corporation Lender.

          (iii) A portion of the Purchase Price equal to the result of (x) $2.34 million, minus (y) the adjustment, if any, to the purchase price pursuant to
         -----
subparagraph (d) below, shall be satisfied by the delivery to the Shareholder Representatives (as defined in paragraph 15(j) below) of the Buyer's secured promissory note, dated the Closing Date and in a principal amount equal to such portion of the Purchase Price, payable to the order of the Shareholder Representatives for the ratable benefit of the Shareholders (the "Secured Note"). The Secured Note shall be substantially in the form of Annex I hereto and shall mature, bear interest, be payable as to principal and interest and be subject to such other terms as are provided therein. The Secured Note will be delivered to the Shareholder Representatives within ten days after the final determination of the adjustment, if any, to the Purchase Price pursuant to subparagraph (d) below. The Secured Note shall be secured by a letter of credit from First Union National Bank, substantially in the form of Annex II (the "Letter of Credit"). The Letter of Credit will provide that draws thereon will require the joint signature of Buyer and a Shareholder Representative or as directed by a court of competent jurisdiction.

          (d)(i) Closing Balance Sheet Adjustments.   For purposes hereof, the
                 ---------------------------------
following terms shall have the meanings indicated:

                 "Balance Sheet" has the meaning specified in paragraph 4(d) below.

                 "Closing Balance Sheet" means a balance sheet setting forth the Corporation's assets, liabilities and shareholders' equity as of the Closing Date (exclusive of liabilities which shall have reduced the Purchase Price pursuant to paragraph 2(b)(ii) , (iii) and (iv) above and exclusive of any
                                 =====
Excess Cash), prepared in accordance with generally acceptable accounting principles applied on a basis consistent with the accounting principles used in preparation of the Balance Sheet.

                 "Deficiency Amount" means the amount, if any, by which the amount set forth on the Closing Balance Sheet on the line item captioned "Shareholders Equity" is less than the Target Net Worth.

                 "Excess Cash" means the amount, if any, of the Corporation's cash on hand as of the Closing Date, in excess of the Corporation's cash as of December 31, 1997, as indicated on the Balance Sheet.

                 "Target Net Worth" means the amount set forth on the Balance Sheet on the line item captioned "Shareholders Equity", minus (x) the VR Asset Writedown (as defined below) and (y) $100,000.

                 "VR Asset Writedown" means the sum of (a) the decrease, if any, in the book value of the Corporation's net intangible assets between the Balance Sheet and the Closing Balance Sheet, and (b) the decrease, if any, in the book value of the Corporation's tooling related to the Virtual Reality Bike and Virtual Reality Climber (the "VR Products"), and (c) the increase, if any, in the portion of the inventory reserve for excess and obsolescence specifically related to the VR Products.

                 (ii) Promptly after the Closing, Buyer shall prepare the Closing Balance Sheet. Arthur Andersen (the "Auditors") shall examine the Closing Balance Sheet in accordance with generally accepted auditing standards, render their unqualified report thereon, and furnish such report to the Shareholder Representatives and Buyer within 60 days after the Closing. Shareholder Representatives shall, within thirty days following delivery of the Closing Balance Sheet by Buyer, notify Buyer of its acceptance or rejection thereof, and if the Shareholder Representatives shall fail to so notify Buyer it shall be deemed to have accepted the Closing Balance Sheet. If the Shareholder Representatives reject the Closing Balance Sheet, Buyer and the Shareholder Representatives shall designate a mutually acceptable third party (which shall be a nationally recognized firm of independent certified public accountants), who shall make an independent determination of the disputed aspects of the Closing Balance Sheet and whose determination shall be final and binding on the parties hereto, and whose fees shall be borne equally by Buyer and Shareholders.

                 (iii) If the Closing Balance Sheet, as finally determined pursuant to subparagraph (ii) above, shall indicate no Deficiency Amount, there shall be no adjustment to the Purchase Price pursuant to this subparagraph (d). If, on the other hand,
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the Closing Balance Sheet indicates a Deficiency Amount, the Purchase Price shall be reduced on a dollar-for-dollar basis equal to the Deficiency Amount. Such reduction to the Purchase Price shall be effectuated by reduction to the principal balance represented by the Secured Note. Not later than five business days after the final determination of the Deficiency Amount, if any, Buyer shall deliver to the Shareholders' Representative the Secured Note contemplated by
Section 2(c)(iii) above.

     2A   Contingent Earnout.  In addition to the Purchase Price payable
          ------------------
hereunder, as additional consideration for the sale of the Stock hereunder, the Shareholders shall have the right to receive, in the aggregate, additional payments of up to $6.6 million, based upon the Corporation's post-Closing net margin performance (the "Contingent Earnout"). The Contingent Earnout will be payable, if at all, in accordance with the following provisions:

          (a) The following terms, when utilized in this paragraph 2A, have the meanings indicated:

              "Accounting Period" means, as applicable, (i) the period commencing May 24, 1998 and ending December 31, 1998, (ii) calendar year 1999,
(iii) calendar year 2000, and (iv) the period commencing January 1, 2001 and ending May 25, 2001.

              "Net Margin" means the Buyer and its subsidiaries' consolidated sales (without regard to inter-company transfers) of Products minus the Corporation's cost of such sales, all determined by the Buyer's independent certified public accountants in accordance with generally accepted accounting principles consistently applied with those heretofore followed by the Corporation. Cost of sales will in no event include increased depreciation or amortization caused by the sale and purchase of Stock hereunder.

              "Products" means the Corporation's stepper and bike products existing at the Closing, as the same may be modified, changed or improved, and any other stepper or bike product sold by the Buyer or its affiliates, exclusive of (i) the Hiker (and any derivatives thereof), (ii) any of Buyer's current bike products, but only to the extent manufactured prior to January 1,1999, and (iii) parts sales.

              "Initial Threshold Amount" and "Net Margin Amount to Achieve

Basic Earnout" means, with respect to each Accounting Period, the sums indicated below:

                             Initial       Net Margin Amount
            Accounting      Threshold         To Achieve
              Period          Amount         Basic Earnout
            ----------      ----------     -----------------

               1998        $ 5,896,500        $ 7,862,000
               1999         11,150,250         14,867,000
               2000         11,902,500         15,870,000
               2001          5,340,000          7,120,000

          (b) The Shareholders shall have the right to receive, with respect to each Accounting Period, an amount equal to the result of:

               (i) the Net Margin for such Accounting Period, up to but not exceeding the Net Margin Amount to Achieve Basic Earnout for such Accounting Period, minus the Initial Threshold Amount for such Accounting Period, with the
        -----
result multiplied by 40% (40.70825%, in the case of the year 2000); plus
       -------------

               (ii) the Net Margin, if any, for such Accounting Period in excess of the Net Margin Amount to Achieve Basic Earnout for such Accounting Period, multiplied by 50%; provided that the sum of the amounts payable pursuant
        -------------      --------
to this clause (ii) in all Accounting Periods shall not exceed in the aggregate $2 million. Examples of calculations of the Contingent Earnout are set forth on
Schedule 2A hereto.

          (c) The Contingent Earnout, if any, payable with respect to each Accounting Period shall be based solely upon the Net Margin performance for such Accounting Period, and the Shareholders will not be charged for any failure to achieve the Initial Threshold Amount for any prior or subsequent Accounting Period. In no event will the Contingent Earnout exceed, in the aggregate, $6.6 million.

          (d) The Contingent Earnout, if any, payable with respect to each Accounting Period shall be allocated among the Shareholders in the proportion specified on Exhibit A hereto and shall be satisfied by the payment of such sum to the Paying Agent within sixty days following the end of such Accounting Period. Buyer shall have no further obligation or liability for such portion of the Contingent Earnout, once so paid to the Paying Agent. Each such payment shall be accompanied by the Buyer's report, setting forth the total sales and cost of sales of the Products during the Accounting Period and the method of computing the Contingent Earnout. The Shareholder Representatives and their representatives may, but not more frequently than once in any calendar year, inspect the Buyer's books and records to the extent necessary to confirm the accuracy of such reports. Any such inspection shall be during regular business hours and shall be subject to the Shareholder Representatives and their representatives executing a confidentiality agreement in form agreed to prior to the date hereof. The obligation of the Buyer to make Contingent Earnout payments is subject to the provisions of paragraph 13 below.

     3.  Closing.  (a) The closing of the sale and purchase of the Stock (the
         -------
"Closing") shall take place at the offices of Brobeck, Phleger & Harrison, L.L.P., 38 Technology Drive, Irvine, California on May 21, 1998, or at such other time, date and place as the Corporation and the Buyer shall mutually agree, but in any event on or before June 30, 1998. The date of the Closing is referred to in this Agreement as the Closing Date.

            (b)    The Closing shall be effectuated as follows:

                   (i) The various payments described in paragraph 2(b) above which are a reduction to the Purchase Price shall be made or provided for;

                   (ii) The Buyer shall make the wire transfer specified in paragraph 2(c)(i) above;

                   (iii) Each Shareholder shall deliver to Buyer good and marketable title to the shares of Stock sold hereunder by such Shareholder, free and clear of all claims, liens, options, charges and encumbrances of any nature whatsoever, by delivering to Buyer a certificate or certificates evidencing such shares duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank, with all requisite documentary or stock transfer stamps affixed. Shareholders will pay all federal, state, county and local taxes (including all requisite transfer taxes) which may be due or payable by reason of a consummation of such sale and purchase.

     4.  Representations, Warranties and Covenants of Corporation  and
         -------------------------------------------------------------
Shareholders. Except as set forth in the various schedules to this Agreement
------------
(hereinafter collectively referred to as the "Disclosure Schedule"), Corporation and Shareholders hereby represent, warrant and covenant to Buyer as of the date hereof and the time of the Closing as follows:

          (a) Corporation's Organization, Etc.  Corporation is a corporation
              -------------------------------

duly organized, validly existing and in good standing under the laws of the State of California, is duly qualified as a foreign corporation in all jurisdictions wherein the character of the property owned or leased or the nature of the business transacted by it makes qualification as a foreign corporation necessary, except if the failure to be so qualified would not have a material adverse effect upon the assets or business of the Corporation, and has the corporate power to own its properties and carry on its business as presently conducted.. The Corporation does not own any capital stock or other equity interest in any other corporation or other organization, except for the interests in the corporations described in Schedule 4(a) hereto ( the "Subsidiaries"). Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of its incorporation, is duly qualified as a foreign corporation in all jurisdictions wherein the character of the property owned or leased or the nature of the business transacted by it makes qualification as a foreign corporation necessary, except if the failure to be so qualified would not have a material adverse effect upon the assets or business of such Subsidiary, and has the corporate power to own its properties and carry on its business as presently conducted. True and correct copies of the Certificate of Incorporation, By-Laws or other constituent documents of Corporation and each Subsidiary have been provided to Buyer.

          (b)  Capitalization; Stock Ownership.  (i) The Corporation's
               -------------------------------
authorized capital stock consists of 15,000,000 shares of Common Stock, without par value, of which 7,484,483 shares are issued and outstanding. There are no existing options, calls, or commitments of any character whatsoever, or agreements to grant the same, relating to authorized or issued shares of the Corporation, and the Corporation has no outstanding securities convertible into or exercisable for any such shares, or any options, calls or commitments of any character whatsoever with respect to the issuance or sale of any such convertible securities, except for the stock options described on Schedule 4(b) hereto, all of which shall be canceled and discharged on or before the Closing as provided herein.

               (ii) Each Shareholder is the owner, beneficially and of record, of the number of shares of Stock of the Corporation set forth opposite his name on Exhibit A hereto, free and clear of any claim, lien, option, charge, restriction or encumbrance of any nature whatsoever, except for those imposed by applicable state or federal securities laws. All the issued and outstanding shares of Stock have been duly authorized and validly issued, and are fully paid and nonassessable. The Shareholders have full requisite power and authority to sell the Stock to the Buyer according to the terms and the provisions of this Agreement so as to vest in the Buyer (and at Closing the Shareholders shall vest in Buyer) good and marketable title to the Stock free and clear of any claim, lien, option, charge or encumbrance. Each Shareholder has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by each Shareholder and constitutes the legal, valid, and binding obligation of each Shareholder, enforceable in accordance with its terms.

               (iii) Each Subsidiary's authorized and outstanding capital stock is as set forth on Schedule 4(b) hereto. The Corporation owns all of the outstanding capital stock of each Subsidiary. There are no existing options, calls, or commitments of any character whatsoever, or agreements to grant the same, relating to authorized or issued shares of any Subsidiary, and none thereof have any outstanding securities convertible into or exercisable for any such shares, or any options, calls or commitments of any character whatsoever with respect to the issuance or sale of any such convertible securities.

               (iv) All of the issued capital stock of Corporation and the Subsidiaries has been offered, sold and issued in compliance with all applicable securities laws.

          (c)  Corporate Authority; Etc.  The execution, delivery and
               -------------------------
performance by Corporation of this Agreement and the Non-Competition Agreements and the Employment Agreements (as defined below) (collectively with this Agreement, the "Acquisition Documents"), have been duly authorized by all necessary corporate action and will not violate any provision of law or of Corporation's or any Subsidiary's Certificate of Incorporation or By-Laws or other constituent document, or result in the breach of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of Corporation or any Subsidiary pursuant to, any indenture, agreement or instrument to which Corporation or any Subsidiary is a party or by which Corporation or any Subsidiary or any of their respective property may be bound or affected. The Acquisition Documents to which Corporation is a party have been or at Closing will be duly executed and delivered by Corporation and constitute or will constitute the legal, valid and binding obligations of Corporation, enforceable in accordance with their respective terms.

          (d)  Financial and Other Data.  Corporation has delivered to Buyer
               ------------------------
copies of the following consolidated financial statements (the "Financial Statements") of the Corporation and the Subsidiaries:

               (i) Balance sheets as of December 31, 1997 (the "Balance Sheet"), 1996 and 1995 and March 31, 1998; and

               (ii) Statements of income, shareholders' equity and cash flow for the years ended December 31, 1997, 1996 and 1995 and the statement of income for the three months ended March 31, 1998.

               The Financial Statements for the years ended December 31, 1995, 1996 and 1997 have been audited by Ernst & Young. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, the above-referenced balance sheets present fairly in all material respects the financial position of the Corporation and the Subsidiaries as of their respective dates, and the above-referenced statements of income present fairly in all material respects the results of operations of the Corporation and the Subsidiaries for the periods covered thereby.

          (e)   Accounts.  Except as set forth on Schedule 4(e), the accounts
                --------
receivable of the Corporation and the Subsidiaries as of the date hereof and on the Closing Date (i) represent transactions for good and valuable consideration resulting from bona fide sales to third parties in the ordinary course of business, (ii) are not subject to any known defenses, set-offs or counterclaims, and (iii) to the best of Corporation's and Shareholders' knowledge are legally enforceable (except as such enforceability may be limited by bankruptcy, insolvency or other legal or equitable principles affecting the enforcement of creditor's rights generally). The accounts receivable as of the Closing will be collectible at the aggregate gross recorded amount thereof, less the reserve set forth on the Balance Sheet, in the ordinary course of business. The foregoing representation of collectibility will not apply to any account receivable which becomes uncollectible due to (x) dealer elimination or selection decisions by Buyer or (y) a customer being placed on credit hold, within 90 days after the Closing Date, by Buyer as a result of past-due accounts owed to Buyer. Since the date of the Balance Sheet, there has been no material adverse change in the Corporation's or Subsidiaries' accounts receivable.

          (f)   Litigation, Etc.  Except as described on Schedule 4(f) hereto,
                ---------------
there is
no litigation, proceeding or governmental investigation pending or, to the best knowledge of Corporation and Shareholders, threatened against or relating to the Corporation or any Subsidiary, their respective properties or business, or the transactions contemplated by this Agreement. The consummation of the transactions contemplated by this Agreement will not require the consent, approval, authorization or order of any court or governmental authority, except for such consents, approvals, or authorizations as have heretofore been obtained. There are no decrees, injunctions or orders of any court or governmental department or agency regarding Corporation or any Subsidiary, their respective properties or business.

          (g)   Compliance with Laws.  Corporation and the Subsidiaries have
                --------------------
complied in all respects with all federal, state, county, local and foreign laws, statutes, ordinances, rules, regulations, and orders (collectively, the "Laws") relating to the Corporation or the Subsidiaries or their respective assets, except for violations which do not, alone or in the aggregate, have a material adverse effect upon such assets or the business or financial condition of the Corporation or any Subsidiary. The operation of Corporation's and each Subsidiary's business at their current locations is in conformity in all material respects with all applicable zoning ordinances and regulations. The Corporation and the Subsidiaries have all material licenses, franchises, permits, certificates, authorizations, consents, licenses and approvals required by law or any governmental authority or agency for (i) the conduct of the Corporation's and each Subsidiary's business as presently conducted, or (ii) the execution, delivery or performance of this Agreement or any instrument hereunder. Neither Corporation nor any Subsidiary is in default or noncompliance in any material respect under any of such permits, certificates, consents, approvals, authorizations, orders, licenses, franchises and/or other similar authority, except for defaults which do not, alone or in the aggregate, have a material adverse effect upon the assets or business of the Corporation and the Subsidiaries, taken as a whole. The consummation of the transactions herein contemplated including, but not limited to, the execution, delivery, and consummation of the Acquisition Documents, do not, and will not, constitute a violation of or default under, conflict with, or result in a breach of any judgment, order, award, decree, of any court, administrative agency or governmental body or Law.

          (h)   Assets; Absence of Liens and Encumbrances, Etc.  Except as
                ----------------------------------------------
otherwise reflected on Schedule 4(h), the Corporation and the Subsidiaries have good and marketable title (with respect to real estate, of record and insurable at standard rates) to all their respective properties and assets, real, personal, tangible and intangible, including the assets included on the Balance Sheet (other than such items as may have been disposed of in the ordinary course of business between the date of the Balance Sheet and the Closing Date) or on the Closing Balance Sheet, free and clear of all claims, liens, options, charges and encumbrances of any nature whatsoever, except for such minor imperfections of title and encumbrances as do not materially detract from the value, or interfere with the present use, of such assets or otherwise impair business operations in any material respect. Such assets are in good repair and operating condition, normal wear and tear excepted, and include all assets necessary to conduct the business of the Corporation and the Subsidiaries as it has been conducted. Except as otherwise indicated on Schedule 4(h), there is no material right of setoff under any of the contracts, agreements, leases or other documents set forth on Schedule 4(l)(iv), each is in full force and effect, and there is no material default or event which but for notice or lapse of time or both would constitute a material event of default under any such contract, agreement or lease.

          (i)   Liabilities.  Other than liabilities specifically set forth on
                -----------
the Balance Sheet and trade payables incurred by the Corporation or a Subsidiary in the ordinary course of business after the date of the Balance Sheet, the Corporation and the Subsidiaries have no liabilities or obligations (whether accrued, absolute, contingent or otherwise) of any nature whatsoever that are or would be of a nature required to be reflected in a balance sheet or the notes thereto prepared in accordance with generally accepted accounting principles.

          (j)   Absence of Certain Changes or Events.  Since December 31, 1997,
                ------------------------------------
except as disclosed on Schedule 4(j) hereto, there has not been:

                (i) Any change in the financial condition, assets, liabilities, prospects, or business of Corporation or any Subsidiary, other than changes which have not, individually or in the aggregate, been materially adverse to the Corporation and its Subsidiaries, taken as a whole;

                (ii) Any declaration, setting aside or payment of any dividend or other distribution in respect of the Corporation's or any Subsidiary's capital stock, or any redemption of Corporation's or any Subsidiary's capital stock, or any change in the authorized, issued or outstanding capital stock of Corporation or any Subsidiary, or agreement or commitment with respect to any thereof;

                (iii) Any increase, other than in the ordinary course of business consistent with past practice, in the compensation payable or to become payable by Corporation or a Subsidiary to any of its directors, officers, employees or agents whose total compensation for services rendered is currently at an annual rate of more than $25,000, or any bonus, incentive compensation, service award or other like benefit, granted, made or accrued, contingently or otherwise, to or to the credit of any of the directors, officers, employees or agents thereof, other than in the ordinary course of business consistent with past practice, or any employee welfare, pension, retirement or similar payment or arrangement made or agreed to by Corporation or a Subsidiary;

                (iv) Any significant labor trouble, or any material controversies or unsettled grievances pending or threatened, between Corporation or a Subsidiary and any of their respective employees or a collective bargaining organization representing or seeking to represent such employees;

                (v) Any conducting of business by Corporation or a Subsidiary other than in the ordinary course;

                (vi) To the Corporation's and Shareholders' knowledge, any loss of a customer or material change in relationship with any supplier, whose purchases from or by the Corporation and the Subsidiaries, as applicable, during the twelve months preceding the date of this Agreement exceeded $50,000.

                (vii) The entry into, termination of, receipt of notice of termination of, or amendment of or modification to (x) any license, distributorship, dealer, supplier, sales representative, joint venture, credit or similar agreement or (y) any contract or commitment involving a total remaining commitment by or to the Corporation or a Subsidiary in excess of $100,000;

                (viii) Any borrowing or lending of money by Corporation or a Subsidiary other than drawings on the Corporation's line(s) of credit in the ordinary course of business;

                (ix) Any individual capital expenditure, or incurring of liability therefor, in excess of $10,000; or

                (x) Any loans to or guaranty of the indebtedness of any Shareholder, employee or family member of any thereof.

          (k)   Inventories.  The inventories of the Corporation and the
                -----------
Subsidiaries as of the date hereof, and as of the Closing Date shall, consist of items of a quality and quantity usable or saleable in the normal course of the Corporation's business. The values for the inventories set forth on the Balance Sheet were determined in accordance with generally accepted accounting principles, and values of obsolete inventory and inventory of below-standard quality, if any, have been properly reserved against and written off in the Balance Sheet, in accordance with generally accepted accounting principles. The inventories of the Corporation and the Subsidiaries as of the Closing will be at customary levels and will be sufficient to support normal operations.

          (l)   Schedules.  The following Schedules which are attached hereto
                ---------
contain accurate lists and summary descriptions of the following:

                SCHEDULE 4(l)(i): (A) A complete list of all fixed assets,
                ----------------
including real estate, owned or leased by the Corporation or any Subsidiary and
(B) a schedule identifying the Corporation's and each Subsidiary's vehicles, machinery, equipment, tools, replacement parts, molds and furniture and fixtures, including the location of all such items which are not located at the Corporation's principal offices.

                SCHEDULE 4(l)(ii):  All written contracts with employees.
                -----------------

                SCHEDULE 4(l)(iii): All of the Corporation's registered
                ------------------
intellectual or similar property, including but not limited to patents, copyrights, trade names and trademarks, and applications therefor, and registrations thereof.

                SCHEDULE 4(l)(iv):  All contracts, leases, agreements and other
                -----------------
documents and commitments of the Corporation or any Subsidiary, including agreements with suppliers, customers and distributors, providing for the payment by or to the Corporation and the Subsidiaries during the twelve month periods preceding and following the Closing of amounts in excess of $50,000.

                SCHEDULE 4(l)(v): All policies of insurance in force with
                ----------------
respect to the Corporation or any Subsidiary or their respective assets.

                SCHEDULE 4(l)(vi): All mortgages, promissory notes, bonds and
                -----------------
other evidences of indebtedness upon which the Corporation or any Subsidiary is obligated.

                SCHEDULE 4(l)(vii): The customers and suppliers of the
                ------------------
Corporation or any Subsidiary with whom the volume of transactions with the Corporation and the Subsidiaries in the year ended December 31, 1997 equaled or exceeded, in the case of customers, $50,000, or in the case of suppliers, $250,000.

                SCHEDULE 4(l)(viii): All permits, licenses, orders,
                -------------------
authorizations or other approvals necessary to operate the Corporation's business as presently conducted.

                SCHEDULE 4(l)(ix):  All of Corporation's labor contracts and
                -----------------
collective bargaining agreements and all employee profit-sharing, incentive, deferred compensation, welfare, pension, retirement, group insurance and other employee benefit plans, arrangements and practices (including all trust agreements and the most recent determination letters of the United States Internal Revenue Service relating to such plans), relating to the Corporation or any Subsidiary or their respective employees ("Employee Benefit Plans").

                SCHEDULE 4(l)(x): The names and current annual rates of
                ----------------
compensation of all the officers, employees and agents of the Corporation or any Subsidiary, together with a summary (containing estimates to the extent necessary) of (i) existing bonuses, additional compensation (whether current or deferred) and other like benefits, if any paid to such persons in the two prior fiscal years or subsequent thereto, and (ii) any other payments made by or on behalf of the Corporation or any Subsidiary to any labor organization or representative, employee, or agent of any labor organization in the two prior fiscal years or subsequent thereto.

                SCHEDULE 4(l)(xi): The name of each institution in which the
                -----------------
Corporation or any Subsidiary has a bank account or safety deposit box, the number of any such account or box and the names of all persons authorized to draw thereon or to have access thereto.

                SCHEDULE 4(l)(xii): All marketable securities, and all other
                ------------------
notes or other obligations evidenced by written instruments, owned by the Corporation or any Subsidiary.

                Accurate and complete copies of the leases, agreements, contracts, commitments, plans and other documents referred to in the foregoing Schedules have been delivered by Corporation to Buyer.

          (m)  Tax Matters. Corporation and the Subsidiaries each has duly and
               -----------
timely filed with the appropriate governmental agencies (federal, state, foreign and local) all tax and other returns required to be filed by it, all of which have been accurately prepared. All federal, state, local and foreign taxes, assessments, interest, and penalties, and all other sums owed to any other governmental authority or agency, whether federal, foreign, state or local (collectively, "Taxes"), due, owing and payable, or which may be due, owing and payable, have been fully paid or duly provided for in the Financial Statements. The accrual for taxes which is reflected in the Closing Balance Sheet shall be sufficient for the payment of all accrued and unpaid Taxes for the period ending on the Closing Date and for all periods prior thereto. Neither the Corporation's or any Subsidiary's United States Federal or State Income Tax Returns have been audited by the United States Internal Revenue Service ("IRS") or any other state, local or foreign taxing authority. Except as set forth on
Schedule 4(m), (i) there are no agreements by the Corporation or any Subsidiary for the extension of time for the assessment of any Tax, (ii) no claim for Taxes due is being contested by Corporation or any Subsidiary, and (iii) neither Corporation nor any Subsidiary has received notice from the IRS or any other taxing authority of any deficiency or other adjustment which has not been satisfied, and Corporation and Shareholders have no knowledge that such a notice may be sent. The Corporation has delivered to the Buyer true and complete copies of the Federal income tax and foreign and state income and franchise tax returns relative to the operations of the Corporation and the Subsidiaries for the fiscal years ended December 31, 1992 to 1997, inclusive, together with true and complete copies of all reports of Federal and state tax authorities relating to examinations of such returns, except for 1997 Federal and State income tax returns, as to which extensions have been filed.

          (n)  Employee Benefit Plans and Agreements.  (i) Except as set forth
               -------------------------------------
on Schedule 4(n), neither corporation nor any Subsidiary has any employment agreements, arrangements, contracts, or understandings (other than at will arrangements which can be terminated without cost on not more than thirty days notice), whether enforceable or unenforceable, or written or oral with any employee, labor organization, representative of any labor organization relating to their respective employees. Neither Corporation nor any Subsidiary has violated any laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, equal opportunity in employment, or employee's health, safety, wages and hours.

                (ii) There are no labor disputes existing, or to the best of Corporation's and Shareholders' knowledge, threatened, involving strikes, slowdowns, work stoppages, job actions or lockouts of any employees of the Corporation or any Subsidiary. There are no unfair labor practices or petitions for election pending before the National Labor Relations Board or any other federal or state labor commission relating to the employees of Corporation or any Subsidiary. No demand for recognition heretofore made by any labor organization is pending with respect to Corporation or any Subsidiary.

          (o) Pension Plans.  Neither Corporation nor any Subsidiary is or has
              -------------
been a party to any multi-employer retirement plan. No Employee Benefit Plan is in material violation of any of the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and no prohibited transaction within the meaning of Title I or Title II of ERISA has occurred and is continuing with respect to any such plan. With respect to each Employee Benefit Plan: (i) the minimum funding standards have been met for each year in which Section 302 of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), were applicable, and no waiver of the minimum funding standards has been requested for any such year, (ii) no events have occurred which are required to be reported to the Pension Benefit Guaranty Corporation ("PBGC") under Section 4043(b) of ERISA, (iii) all premiums required to be paid to the PBGC have been paid, (iv) there is no unfunded liability, (v) such plans as are intended to be qualified under Section 401(a) of the Code have received, subsequent to January 1, 1989, favorable determination letters from the Internal Revenue Service with respect to such qualified status and at all times have been operated in a manner consistent therewith, and (vi) all report forms or other information required to be filed with any government agency or to be delivered to any plan participant or beneficiary have been filed, distributed or made available.

          (p)  Patents, Licenses, and Trademarks.   Except as set forth on
               ---------------------------------
Schedule 4(p):

                (i) Corporation and the Subsidiaries each owns or has the right to use all patents, trademarks, trade names, copyrights and rights utilized in its business, including those set forth on Schedule 4(l)(iii),
                                                       ------------------
without any obligation or liability for royalties, fees, or other compensation to any owner, licensor, or other claim to any of the foregoing, and free and clear of any right, lien, encumbrance, charge or claim of any other person or entity, such that the manufacture, sale, marketing, lease or distribution by the Corporation or any Subsidiaries of their respective products, and the use, marketing, sale, lease or distribution by any third party (including Buyer and its affiliates) of products manufactured by Corporation or any Subsidiary, will not conflict with or infringe upon any right or claimed right of any other person.

                (ii) There are no pending claims against Corporation or any Subsidiary which assert the invalidity, abuse, misuse or unenforceability of any of its patents, trademarks, trade names, copyrights and rights with respect to any of the foregoing, and neither Corporation nor any Subsidiary is infringing any patent, trademark, trade name or other right, or application therefor, of any other party.

                (iii) All employees, and former employees, of the Corporation or any Subsidiary who have been involved in the development of any of the Corporation's proprietary rights have executed and delivered to Corporation a patent and non-disclosure agreement in the form heretofore provided to Buyer.

                (iv) All agreements and other instruments relating to the exercise of rights by, or the grant of rights to, the Corporation or any Subsidiary under patent or other proprietary rights of third parties (including licenses, assignments and covenants not to sue) remain in full force and effect, the Corporation and the Subsidiaries have fully complied with all of their obligations thereunder, and there is no default or event which but for notice or lapse of time or both would constitute an event of default thereunder, nor is there any assertion of such a default or event. The transactions contemplated by this Agreement shall not constitute a breach or default of the provisions of any such agreement or instrument or otherwise permit the termination or limitation thereof.

          (q)   Environmental Matters.  Except as set forth in Schedule 4(q)
                ---------------------
hereto: (i)Corporation and the Subsidiaries hold, and their respective businesses have been conducted in compliance with, all environmental permits, certificates, licenses, approvals, registrations and authorizations (collectively, "Permits") required under all applicable environmental laws, rules and regulations, and all of such Permits are in full force and effect. Such Permits, if any, are listed on Schedule 4(l)(viii) hereto and will continue
                                    -------------------
in full force and effect notwithstanding the transactions contemplated hereby. The Corporation's and the Subsidiaries' businesses have been conducted in material compliance with all, and the conduct thereof is not in material violation of any, applicable environmental statutes, rules, regulations, ordinances and orders of any federal, state, local or foreign governmental or regulatory agency or authority (collectively, "Authorities"), including those relating to Hazardous Substances (as defined below).

                 (ii) No notice, citation, summons or order has been issued, no complaint has been filed and no penalty has been assessed within the five years preceding the date of this Agreement or, to the knowledge of the Corporation and the Shareholders, at any time prior to such five year period, and no investigation or review is pending or threatened by any Authority with respect to (A) any alleged violation in the conduct of the Corporation's or any Subsidiary's business or with respect to their respective assets of any environmental statute, ordinance, rule, regulation or order of any Authority; or
(B) any alleged failure to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of the Corporation's or any Subsidiary's business; or (C) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance in connection with the conduct of the Corporation's or any Subsidiary's business or with respect to the Assets. "Hazardous Substances" shall mean and include any hazardous substances defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), any hazardous materials defined in the Hazardous Materials Transportation Act, any hazardous wastes defined in the Resources Conservation and Recovery Act ("RCRA"), any toxic substances defined in the Toxic Substances and Control Act ("TSCA"), any pollutant or contaminant as defined in the Clean Water Act and hazardous substances, hazardous wastes, hazardous materials, toxic substances or pollutants or contaminants defined in corresponding state and local laws, ordinances and regulations, including petroleum products and radioactive materials.

                 (iii) Neither Corporation nor any Subsidiary has received any request for information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any investigation or actual release of any Hazardous Substances in connection with the conduct of its business.

                 (iv) Neither Corporation nor any Subsidiary has used, generated, treated, stored, recycled or disposed of any Hazardous Substances on any property now or previously owned, operated or leased by Corporation's or any Subsidiary's business nor, to the Corporation's and Shareholders' knowledge, has any other person treated, stored, recycled or disposed of any Hazardous Substances on any property now or previously owned, operated or leased by Corporation or any Subsidiary in connection with the conduct of their respective businesses, except in compliance with applicable environmental laws.

                 (v) To the Corporation's and Shareholders' knowledge, no PCB's, asbestos or urea formaldehyde insulation is or has been present in any property now or previously owned, operated or leased by Corporation or any Subsidiary, nor are there any underground storage tanks, active or abandoned, at any property now or previously owned, operated or leased by Corporation or any Subsidiary in connection with the conduct of the Corporation's or any Subsidiary's business.

                 (vi) No Hazardous Substance generated by the conduct of the Corporation's or any Subsidiary's business has been recycled, treated, stored, disposed of or transported, except in compliance with applicable environmental laws.

                 (vii) Neither Corporation nor any Subsidiary has transported any Hazardous Substances or arranged for the transportation of such substances to any location which is listed or proposed for listing under CERCLA, RCRA, or on any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against Corporation or any Subsidiary for cleanup costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

                 (viii) No Hazardous Substance has been released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape ("Released") by Corporation or any Subsidiary, nor to the knowledge of the Corporation and the Shareholders has Corporation or any Subsidiary permitted any other person to so Release any Hazardous Substance.

                 (ix) No oral or written notification of a Release of a Hazardous Substance has been filed by or on behalf of Corporation or any Subsidiary in connection with the conduct of the Corporation's or any Subsidiary's business or in relation to any property now or previously owned, operated or leased by Corporation or any Subsidiary, nor is any such property listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA, on RCRA or on any similar state list of sites requiring an investigation or cleanup.

                 (x) There are no environmental liens on any properties owned or leased by Corporation or any Subsidiary and no government actions have been taken or are in process or pending which would subject any such properties to such liens. Except as set forth on Schedule 4(q) hereto, to the knowledge of
                                   -------------
Corporation and the Shareholders, there have been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted in relation to any property or business now or previously owned, operated, or leased by Corporation or any Subsidiary.

                (xi) Corporation and Shareholders know of no facts or circumstances related to environmental matters concerning the conduct of the Corporation's or any Subsidiary's business or with respect to their respective assets that could lead to any future environmental claims or liabilities under any presently existing environmental statute, ordinance, rule, regulation or order of any Authority which, individually or in the aggregate, could reasonably be expected to have a material adverse effect upon the value of the Corporation's or any Subsidiary's assets or business, or the possession, use, occupancy or operation of any material portion of the Corporation's or any Subsidiary's business or assets.

          (r)   Insurance.     The Corporation and the Subsidiaries, and their
                ---------
respective properties, businesses and assets, are covered by such fire, casualty, product liability and other insurance policies as are listed on
Schedule 4(l)(v) hereto.

          (s)   No Brokers.    All negotiations relative to this Agreement and
                ----------
the transactions contemplated hereby have been carried on by the Corporation directly with the Buyer without the intervention of any other person as a result of the act of the Corporation or any Shareholder in such manner as to give rise to any valid claim against any of the parties hereto for a brokers commission, finder's fee or other like payment, except for Hambrecht & Quist LLC, whose fees will be borne by the Shareholders.

          (t)   Disclosure.  No representation or warranty of the Corporation or
                ----------
any Shareholder made in this Agreement, any of the Acquisition Documents or any instrument or certificate delivered hereunder or thereunder contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

     5.   Representations and Warranties by Buyer.  Buyer hereby represents and
          ----------------------------------------
warrants to Corporation as of the date hereof and the time of the Closing as follows:

          (a)   Organization.  Buyer is a corporation duly organized, validly
                -------------
existing and in good standing under the laws of the State of New York.

          (b)   Corporate Authority, Etc.  All requisite corporate action has
                -------------------------
been taken to authorize the execution, delivery and performance of this Agreement by Buyer. This Agreement and the Secured Note (the "Buyer Acquisition Documents") have been or at Closing will be duly executed and delivered by Buyer and constitute or will constitute the legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

         (c)   Consents, Etc.  The consummation of the transactions contemplated
               -------------
by the Buyer Acquisition Documents will not (i) require the consent, approval, authorization or order of any court or governmental authority, or (ii) constitute a violation of or default under, conflict with, or result in a breach of (A) any judgment, order, award, decree, of any court, administrative agency or governmental body or laws to which Buyer is subject, or (B) any agreement or instrument to which Buyer is a party or by which it is bound. There are no decrees, injunctions or orders of any court or governmental department or agency affecting Buyer's ability to consummate the transactions contemplated hereunder.

          (d)   No Brokers.    All negotiations relative to this Agreement and
                ----------
the transactions contemplated hereby have been carried on by the Buyer directly with the Corporation without the intervention of any other person as a result of any act of the Buyer in such manner as to give rise to any valid claim against any of the parties hereto for a brokers commission, finder's fee or other like payment except Howard, Lawson & Co., whose fees shall be borne by the Buyer.

          (e)  SEC Reports and Financial Statements.  Buyer has made available
               ------------------------------------
to the Corporation a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by Buyer with the SEC since June 30, 1997 (as such documents have since the time of their filing been amended or supplemented, the "Buyer SEC Reports"), which are all the documents
                              -----------------
(other than preliminary material) that Buyer was required to file with the SEC since such date. As of their respective dates, the Buyer SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or the Securities Exchange Act of 1934, as amended, and
      --------------
the rules and regulations thereunder (the "Exchange Act"), as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Buyer SEC Reports (the "Buyer
                                                                    -----
Financial Statements") complied as to form in all material respects with the
--------------------
published rules and regulations of the SEC as of the date thereof with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to the Buyer) the consolidated financial position of the Buyer and its consolidated subsidiaries as at the respective date thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

          (f)   Litigation, Etc..    The consummation of the transactions
                ----------------
contemplated by this Agreement will not require the consent, approval, authorization or order of any court or governmental authority. There are no material decrees, injunctions or orders of any court or governmental department or agency regarding Buyer, its properties or business.

          (g)   Absence of Certain Changes.    Since December 31, 1997, there
                --------------------------
has not been any change in the financial condition, assets, liabilities, prospects, or business of Buyer, other than changes which have not, individually or in the aggregate, been materially adverse to the Buyer.

          (h)   Compliance with Laws.     Buyer has complied in all respects
                --------------------
with all federal, state, county, local and foreign laws, statutes, ordinances, rules, regulations, and orders (collectively, the "Laws") relating to Buyer or its assets, except for violations which do not, alone or in the aggregate, have a material adverse effect upon such assets or the business or financial condition of the Buyer. Buyer has all material licenses, franchises, permits, certificates, authorizations, consents, licenses and approvals required by law or any governmental authority or agency for (i) the conduct of its business as presently conducted, or (ii) the execution, delivery or performance of this Agreement or any instrument hereunder. Buyer is not in default or noncompliance in any material respect under any of such permits, certificates, consents, approvals, authorizations, orders, licenses, franchises and/or other similar authority. The consummation of the transactions herein contemplated including, but not limited to, the execution, delivery, and consummation of the Acquisition Documents, do not, and will not, constitute a violation of or default under, conflict with, or result in a breach of any judgment, order, award, decree, of any court, administrative agency or governmental body or Law.

          (i)   Disclosure.    No representation or warranty of Buyer made in
                ----------
this Agreement or any of the Acquisition Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

     6.   Conditions Precedent to Shareholders' Obligations.  The obligations of
          --------------------------------------------------
Shareholders at the Closing shall be subject to the satisfaction of the following conditions precedent at Closing (each of which may be waived in writing by Corporation):

          (a)   Representations.  All representations and warranties of Buyer
                ---------------
contained herein, taken as whole, shall be true and correct on the Closing Date in all material respects as if made on such date; all agreements of Buyer contained herein shall have been complied with in all material respects; and Corporation shall have received a certification of Buyer, dated the Closing Date and executed by Buyer's President or Vice President, to each such effect.

          (b)   Payment.  The Paying Agent shall receive the wire transfer
                -------
specified in paragraph 2(c)(i).

          (c)   Delivery to Shareholder Representatives.    The Shareholder
                ---------------------------------------
Representatives shall receive a duly executed copy of the Letter of Credit.

          (d)   Options.  The holders of the Out-the-Money Options shall
                -------
simultaneously receive the payments specified in paragraph 1(b)(i).

          (e)   Employment Agreements.  Buyer shall have entered into employment
                ---------------------
agreements (the "Employment Agreements") with James S. Sweeney, Jr., Michael T. Sweeney, Michael Benjamin, Duane Stark, and James R. Talevich, substantially in the forms of Annex III hereto; provided, that the condition set forth in this subparagraph (e) shall be deemed waived in the event that any or all of such individuals refuse to enter into such employment agreements.

          (f)   Governmental Consents.    All necessary governmental consents
                ---------------------
and approvals to the transactions contemplated hereby shall have been obtained.

          (g)   Actions or Proceedings.  No preliminary or permanent injunction
               ----------------------
or other order by any federal or state court of competent jurisdiction that makes it illegal or otherwise prevents the consummation of the transactions contemplated hereby shall have been issued and shall remain in effect.

          (h)   Opinion of Counsel.  Buyer shall have delivered to Corporation
                -------------------
an opinion, dated the Closing Date, of its counsel, Archer & Greiner, in form and substance reasonably satisfactory to the Corporation.

          (i)   Approval.    All corporate action required to be taken by Buyer
                --------
with respect to the execution, delivery and performance of the Buyer Acquisition Documents shall have been taken and shall continue to be in full force and effect.
          (j)   Third Party and Governmental Consents.    All necessary third
                -------------------------------------
party and governmental consents and approvals to the transactions contemplated hereby shall have been obtained.

     7.   Conditions Precedent to Buyer's Obligations.  The obligations of Buyer
          --------------------------------------------
at the Closing shall be subject to the satisfaction of the following conditions precedent at Closing (each of which may be waived in writing by Buyer):

          (a)   Representations.  All representations and warranties of
                ----------------
Corporation and/or Shareholders contained herein, taken as a whole, shall be true and correct on the Closing Date in all material respects as if made on such date; all agreements of Corporation and/or Shareholders contained herein shall have been complied with in all material respects; and Buyer shall receive a certification, dated the Closing Date, executed by Corporation's President or Vice President, made on behalf of the Corporation and of each Shareholder, to each such effect.

          (b)   Approval.  All action required by law to be taken by the
                --------
Shareholders with respect to the execution, delivery and performance of the Acquisition Documents shall have been taken and shall continue to be in full force and effect.

          (c)   Stock Certificates.  Each Shareholder shall have delivered to
                ------------------
the Buyer the certificate or certificates representing the Stock to be purchased from such Shareholder hereunder, duly endorsed in blank for transfer or accompanied by stock powers executed in blank, with signature guaranteed and with all requisite documentary or stock transfer tax stamps affixed.

          (d)   Opinion of Counsel.  There shall have been delivered to the
                ------------------
Buyer the opinion, dated the Closing Date, of Corporation's counsel, Brobeck, Phleger & Harrison, LLP, in form and substance reasonably satisfactory to the Buyer.

          (e)   Other Documents.  The Buyer shall have received such other
                ---------------
documents, in form and substance satisfactory to the Buyer, as the Buyer may reasonably request.

          (f)   Non-Competition Agreement.  Each of Messrs. James S. Sweeney,
                -------------------------
Michael T. Sweeney, Michael H. Benjamin, Duane Stark and Douglas Plante, shall have delivered to the Corporation a duly executed non-competition agreement substantially in the form of Annex IV hereto (the "Non-Competition Agreements").

          (g)   Judgment, Tax Lien and Uniform Commercial Code Searches.  The
                --------------------------------------------------------
Corporation shall have delivered to the Buyer, each dated not earlier than April __, 1998 (i) Federal and State judgment and tax lien searches and (ii) certified copies of Requests for Information or Copies (Form UCC-11) or equivalent reports from all appropriate jurisdictions listing all effective financing statements which name either the Corporation or a Subsidiary (under its present or any previous name or any trade names) as debtor, together with copies of such financing statements. Such searches shall indicate the existence of no liens or encumbrances.

          (h)   Resignations.  All members of the Board of Directors and each
                ------------
officer of the Corporation and each Subsidiary shall have resigned.

          (i)   Due Diligence Investigations.  The results of the due diligence
                ----------------------------
investigations referred to in paragraph 8(e) below shall have been satisfactory to Buyer in its reasonable discretion.

          (j)   Third Party and Governmental Consents.  All necessary third
                -------------------------------------
party and governmental consents and approvals to the transactions contemplated hereby shall have been obtained.

          (k)   Option Terminations.      The Cancellation Agreements
                -------------------
referred to in paragraph 1(b) above shall have been executed and delivered to the Buyer., and shall be in the form attached hereto as Annex V.

          (l)   Employment Agreements.    Messrs. Sweeney, Sweeney, Benjamin,
                ---------------------
Stark, and Talevich shall have entered into the Employment Agreements.

          (m)   Financing.  The Buyer shall have obtained, on commercially
                ---------
reasonable terms satisfactory to the Buyer in its discretion, bank financing of the Purchase Price in such amount as is determined appropriate by Buyer.

          (n)   Injunction; Litigation.    No preliminary or permanent
                ----------------------
injunction or other order by any federal or state court of competent jurisdiction that makes illegal or otherwise prevents the consummation of the transactions contemplated hereby shall have been issued and remains in effect. There shall not be pending or overtly threatened any litigation, suit, action or proceeding by any person which could reasonably be expected to materially adversely affect the Corporation and the Subsidiaries, taken as a whole, or their respective assets or business.

     8.   Further Agreements.  The parties further agree as follows:
          -------------------

          (a)   Further Assurances.  Corporation, Shareholders and Buyer each
                -------------------
agree that it will, upon request of the other at any time after the Closing Date and without further consideration, execute and deliver such other documents and instruments and take such other action as may reasonably be requested to carry out more effectively the purpose and intent of this Agreement.

          (b)   Conduct of Corporation's Business. Pending the Closing,
                ---------------------------------
Corporation shall not permit:

                (i) any conduct of the Corporation's or any Subsidiary's business other than in the ordinary course;

                (ii) any increase in the compensation payable or to become payable to any of the Corporation's or any Subsidiary's employees or agents or any bonus, incentive compensation, service award or other like benefit, granted, made or accrued, contingently or otherwise, to or to the credit of any thereof, or any employee welfare, pension, retirement, profit-sharing or similar payment or arrangement or union or collective bargaining agreement made or agreed to by Corporation or any Subsidiary pertaining to the Corporation's or any Subsidiary's employees;

                (iii)  any borrowing or lending of money by Corporation or any

Subsidiary other than trade payables in the ordinary course of business;

                (iv) any declaration, payment or accrual of any dividend or other distribution to any of the Corporation's or any Subsidiary's shareholders, any redemption or issuance of any of their respective capital stock or securities convertible into capital stock or commitment to grant the same, or any retirement of any debt or obligation owed to the Corporation's or any Subsidiary's shareholders (except the Corporation); provided, that the Corporation may make distributions to its Shareholders which, together with all other distributions made in 1998, do not exceed the net profit of the Corporation for the period from January 1, 1998 to the Closing Date, so long as such distributions do not cause a Deficiency Amount;

                (v) any forgiveness of any liabilities or obligations owed to the Corporation or any Subsidiary by any affiliated person;

                (vi) any capital expenditure, or incurring of liability therefor, by the Corporation or any Subsidiary in an amount for any individual expenditure in excess of $10,000;

                (vii) any failure on the part of the Corporation or any Subsidiary to use its best efforts to preserve its business organization intact, to keep available the services of its present officers and employees, and to preserve Corporation's and each Subsidiary's assets (including intellectual property) and the business and the goodwill of its suppliers, customers, referring sources and others having business relations with it; or

                (viii) any act or omission which would cause the Corporation to be unable to restate as of the Closing the representations set forth in paragraph 4(j) above.

          (c)   Post-Closing Employment.  The Buyer agrees that it will continue
                -----------------------
through October 31, 1998 the employment of the Corporation's employees who are based at the Irvine, California facility. If any such employee is terminated, without cause, prior to such date, the terminated employee shall receive, in addition to any other severance payable to him, a continuation of salary through October 31, 1998.

          (d)   Transition.  Shareholders agree to take any reasonable action
                -----------
requested by Buyer in order to promote the smooth transition of the Corporation's business to Buyer.

          (e)   Investigations.  (i)   Buyer may prior to the Closing Date,
                --------------
through its employees, agents and representatives, make or cause to be made such investigations during normal and reasonable business hours as it deems necessary or advisable of the properties, assets, businesses, books and records of the Corporation and the Subsidiaries. In such regard, Corporation shall permit
Buyer and its employees, agents and representatives to have full access to the premises of the Corporation and each Subsidiary and all books and records of the Corporation and the Subsidiaries, and Corporation shall furnish to Buyer such financial, operating and technical data and other information as Buyer shall from time to time reasonably request. It is understood that such investigations shall include environmental investigations of Corporation's business locations and investigations with respect to the intellectual property rights of Corporation and the Subsidiaries.

                (ii) The parties acknowledge that the terms and provisions of the Confidentiality Agreement dated ________, 1998, shall continue in full force and effect pending the Closing and, in the event that the Closing does not occur, indefinitely in accordance with its terms.

          (f)   Section 338(h)(10) Election.    The parties agree to make a
                ---------------------------
joint election pursuant to Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, and to sign and file with the IRS such forms and reports as may be necessary or appropriate with respect thereto. Incremental corporate level income taxes resulting from this election will be accrued on the Closing Balance Sheet in accordance with generally accepted accounting principles.

          (g)   Reduction of Letter Credit.  The Shareholder Representatives
                --------------------------
shall promptly notify the bank issuing the Letter of Credit of any reduction of the unpaid principal of the Secured Note, whether due to (x) any adjustment finally determined pursuant to paragraph 2(d) above or (y) the payment thereof by Buyer or (2) a reduction in principal pursuant to paragraph 13(a) below. Such notice shall further direct the bank to reduce the amount available to be drawn under the Letter of Credit to the then unpaid principal balance.

     9.   Indemnification by Shareholders.  (a)  Subject to the provisions of
          -------------------------------
subparagraph (b) below, Shareholders agree to indemnify, defend and hold harmless Buyer from and against any loss, costs, damages, or expense (including reasonable attorneys' fees) (collectively referred to herein as "Damages"), net of any proceeds of insurance received by the Corporation or the Buyer pertaining to the item of Damages, arising from or relating to:

                (i) Any and all damage or deficiency resulting from any misrepresentation, omission, breach of warranty or non-fulfillment of any covenant or agreement on the part of Corporation or Shareholders under this Agreement or any document delivered hereunder; or

                (ii) Any and all actions, suits, proceedings, demands, assessments, judgments, costs and expense, including reasonable attorneys' fees, incident to any of the foregoing.

          (b) (i) Notwithstanding the provisions of subparagraph (a) of this paragraph 9, and except as provided in clause (ii) below, the Buyer's sole remedy for any claim for indemnity pursuant to said subparagraph (a) shall be to offset such claims against amounts due from time to time on the Secured Note or payments of the Contingent Earnout, or both, as more fully provided in paragraph 13 below. All such offsets shall be applied ratably among the Shareholders.

                (ii) Notwithstanding the provisions of clause (i) of this subparagraph (b), each Shareholder shall be fully liable and responsible, without limitation, to the Buyer for any misrepresentation by such Shareholder contained in paragraph 4(b)(ii) of this Agreement, or due to the actual fraud of such Shareholder.

     10.  Indemnification by Buyer.   Buyer agrees to indemnify, defend and hold
          ------------------------
harmless Shareholders from and against any Damages arising from or relating to
(i) any misrepresentation, omission, breach of warranty or agreement made by Buyer herein or any document delivered hereunder, (ii) the operation of the Corporation's business from and after the Closing, or (iii) any and all actions, suits, proceedings, demands, assessments, judgments, costs and expense, including reasonable attorneys' fees, incident to any of the foregoing.

     11.  Limitations on Indemnity Obligations.  Notwithstanding the provisions
          ------------------------------------
of paragraphs 9 and 10 above:

          (a) Neither party shall have the right to receive indemnification from the other hereunder unless the aggregate amount of indemnification with respect to all claims of such party exceeds the sum of $100,000, in which event the indemnifying party or parties shall be responsible for the full amount of indemnification in excess of the $100,000 aggregate threshold; provided that the foregoing limitation shall not be applicable to any claim of breach of any representation contained in paragraph 4(p)(i), (ii), or (iv) of this Agreement.

          (b) Neither party shall have the right to receive indemnification from the other hereunder with respect to any single or series of events, facts or conditions involving a breach or inaccuracy of a representation or warranty if the Damages from such claim, or series of related claims, are equal to or less than $10,000 (an "Immaterial Claim"), provided that the sum of all Immaterial Claims does not exceed $50,000.

     12.  Claims for Indemnification.  (a)  Whenever any claim shall arise for
          --------------------------
indemnification under paragraph 9 or 10 hereof, the indemnified party shall notify the indemnifying party in writing of the claim and, when known, the facts constituting the basis for such claim (an "Indemnification Claim Notice"). In
                                           -----------------------------
the event of any such claim for indemnification hereunder resulting from or in connection with any claim of or legal proceedings by a third party (any such claim or legal proceeding being referred to herein as a "Proceeding"), the Indemnification Claim Notice shall specify, if known, the amount or an estimate of an amount of the liability arising therefrom. In the event the indemnifying party intends to contest its obligation to indemnify the indemnified party against any such claim, the indemnifying party shall deliver to the indemnified party, within thirty (30) days of the date of the Indemnification Claim Notice, a written notice (the "Contest Notice") stating that the indemnifying party
                       --------------
intends to contest the claims set forth in the Indemnification Claim Notice.
Any such contest shall be resolved in the manner specified in paragraph 17 below.

          (b) In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any Proceeding, the indemnifying party may, upon written notice to the indemnified party, assume the defense of such Proceeding, without prejudice to the right of the indemnifying party to contest its obligation to indemnify the indemnified party against such claim and subject to their reservation of such right in connection therewith. If the indemnifying party assumes the defense of such Proceeding, the indemnifying party shall select counsel reasonably acceptable to the indemnified party to conduct the defense of such Proceeding and shall take all steps necessary in the defense or settlement thereof. If the Shareholders are the indemnifying party, all reasonable defense costs incurred by the indemnifying party will be paid by the

Buyer subject to immediate and permanent offset pursuant to paragraph 13 hereto. The indemnified party shall be entitled to participate in (but not control) the defense of any such Proceeding, with its own counsel and at its own expense.

          (c) If the indemnifying party does not assume the defense of any such Proceeding within thirty (30) days after the date of the Indemnification Claim Notice:

                (i) The indemnified party may defend such Proceeding in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may reasonably deem appropriate and all costs of litigation incurred by the indemnified party shall be included in the calculation of the Damages; and

                (ii) The indemnifying party shall be entitled to participate in (but not control) the defense of such Proceeding, with their counsel and at their own expense.

          (d) In the event that the indemnifying party elects to assume the defense of a Proceeding pursuant to this paragraph 12, the indemnifying party shall not make any settlement of the Proceeding which would give rise to liability on the part of the indemnified party or would restrict or limit the business or activities of the indemnified party or its affiliates, without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed (it being acknowledged that Buyer's refusal to consent to any settlement which includes more than immaterial limits or restrictions on the acts or business of Buyer or its affiliates shall be deemed reasonable).

          (e) If the Shareholders are the indemnifying party, all actions and decisions by the indemnifying party shall be made by the Shareholder Representatives.

     13.  Right of Offset and Deferral.    (a)  The right of any Shareholder or
          -----------------------------
the Shareholder Representatives or Paying Agent, on behalf of the Shareholders, to receive payments of the Contingent Earnout or on the Secured Note is subject to any and all defenses of Buyer based upon, or arising out of, breach of any representation, warranty, covenant or indemnity obligation for which any Shareholder shall be liable to Buyer, and Buyer may, by written notice to Shareholder Representatives, elect to offset against the payment (or, to the extent necessary, payments) next due hereunder or thereunder amounts for which any Shareholder is so liable. The amount of such set-off shall in no event bear interest, unless such set-off is finally determined, pursuant to paragraph 17 below, to be improper, in which case the portion of the set-off which is so determined to be improper shall bear interest from the date the payment was originally due until paid, at the rate specified in the Secured Note. The Shareholder Representatives shall have the right to object to any set-off by the Buyer hereunder, and any such objection shall be resolved in the manner specified in paragraph 17 below. Acceptance by any Shareholder, the Paying Agent or the Shareholder Representatives of any payments so reduced by set-off shall not be deemed an accord, compromise or waiver of rights, and failure by Buyer to utilize the set-off mechanism shall not be deemed a relinquishment, forgiveness, waiver, bar or defense in respect of any claim or right (including the continuing right to set-off) of Buyer. The Buyer agrees to utilize this right of offset solely in good faith. If the assertion of the right of offset pertains to an estimate of the likely loss to be suffered by the Buyer with respect to a particular matter, such estimate shall be made by the Buyer reasonably and in good faith.

          (b) Buyer shall have the right to defer any principal installment or interest payment otherwise due and payable under the Secured Note or any payment of the Contingent Earnout in the event that, prior to the regularly scheduled due date for such principal installment or payment, any litigation or proceeding is commenced or threatened in writing against or relating to the Corporation, the Buyer or any affiliate of the Buyer, on grounds which, if proven correct, would constitute a breach of any representation set forth in paragraph 4(b)(i),(ii) or (iv) of this Agreement, or in the event that the Buyer or the Corporation has commenced a declaratory judgment action in response to such threat. Such deferral shall continue indefinitely until such matter has been finally settled in full or has been finally adjudicated in full by a court of competent jurisdiction or, in the case of threatened litigation, in the event litigation has not been commenced within one year following the date of the most recent threat.

          (c) The Buyer will not be deemed in default or violation of this Agreement or the Secured Note due to the exercise by the Buyer of its rights of offset against, or right of deferral of, payments due hereunder or on the Secured Note, unless such offset or deferral is finally determined, pursuant to paragraph 17 below, to be improper and the offset or deferred payment or payments, and any interest thereon, are not fully made within thirty days following such final determination.

     14.  Termination.  (a)   This Agreement may be terminated at any time prior
          -----------
to the consummation of the Closing hereunder, in accordance with the following provisions:

                (i)    By mutual agreement of  the Buyer and the Corporation; or

                (ii) By the Corporation if any of the conditions set forth in paragraph 6 shall not have been met or waived in writing by the Corporation by the Closing Date; or

                (iii) By the Buyer if any of the conditions provided for in paragraph 7 of this Agreement shall not have been met or waived in writing by the Buyer by the Closing Date; or

                (iv) By either Buyer or Corporation in the event that the Closing shall not have occurred on or prior to June 30, 1998.

          (b) Nothing in this paragraph 14 shall be deemed to excuse either party for a breach of any of its obligations or agreements undertaken or made in this Agreement.

     15.  Miscellaneous.  (a)  Expenses.  Buyer, Corporation and Shareholders
          -------------        --------
each agrees to pay its own costs and expenses in connection with the transactions contemplated by this Agreement, provided that Corporation's brokerage, legal and accounting expenses will be borne by Shareholders.

          (b)   Survival.  Notwithstanding any presumption to the contrary, all
                --------
representations, covenants, warranties and agreements contained in this Agreement shall survive the Closing indefinitely.

          (c)   Law; Benefit.  The provisions of this Agreement shall be
                ------------
construed in accordance with the laws of the State of California. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

          (d)   Notices.  Any notice, request, demand, consent, approval, or
                -------
other communication required or permitted under this Agreement will be written and will be deemed to have been given (i) when personally delivered or sent by telecopy, or (ii) on the next day after delivery to a nationally-recognized express delivery service with instructions for overnight delivery; or (iii) on the third day after it is deposited in any depository regularly maintained by the United States postal service, postage prepaid, certified or registered mail, return receipt requested, addressed to the following address or to such other address as the party to be notified shall have specified to the other party in accordance with this paragraph:

                  If to Buyer:

                  Cybex International, Inc.
                  10 Trotter Drive
                  Medway, MA 02053
                  Attn: President
                  Facsimile No.: (508) 533-5799

                  With a required copy to:

                  Cybex International, Inc.
                  10 Trotter Drive
                  Medway, MA  02053
                  Attn:  Chief Financial Officer
                  Facsimile No.: (508) 533-5799

                  And to:

                  Archer & Greiner,
                  A Professional Corporation
                  One Centennial Square
                  Haddonfield, New Jersey 08033
                  Attn: James H. Carll, Esquire
                  Facsimile No: (609) 795-0574

                  If to Corporation:

                  Tectrix Fitness Equipment, Inc.
                  68 Fairbanks
                  Irvine, California 92618
                  Facsimile No.: (949) 380-8434

                  With a required copy to:

                  Patrick Arrington, Esq.
                  Brobeck, Phleger & Harrison LLP
                  38 Technology Drive
                  Irvine, California 92618
                  Facsimile No.: (949) 790-6301

                  If to Shareholders, to their respective addresses on Exhibit A.

                  If to Shareholder Representatives:

          (e)   Entire Agreement; Etc.  This Agreement sets forth the entire
                ----------------------
agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings of the parties with respect thereto. This Agreement may be amended or supplemented solely by a writing executed by the parties hereto.

          (f)   Public Announcement.  Any public announcement made by either
                -------------------
party prior to Closing pertaining to the transactions contemplated under this Agreement shall be subject to the prior approval of the other party, except as required by applicable laws or stock exchange requirements.

          (g)   Execution in Counterparts.  This Agreement may be executed in
                -------------------------
any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

          (h)   Headings.  The headings preceding the text of this Agreement are
                --------
inserted solely for convenience of reference and shall not constitute a part of this Agreement nor affect its meaning, construction or effect.

          (i)   Choice of Forum; Service of Process.  The Buyer irrevocably
                -----------------------------------
consents and submits to the non-exclusive jurisdiction of the courts of the State of California and the United States District Court sitting therein and waives any objection based upon venue or forum non conveniens with respect to
                                         --------------------
any action instituted therein, relating to the enforcement of the obligation of the Buyer to satisfy the Purchase Price hereunder, including without limitation enforcement of the Secured Note, or the Contingent Earnout. The Shareholders irrevocably consent and submit to the non-exclusive jurisdiction of the courts of the State of New Jersey and the United States District Court sitting therein and waive any objection based on venue or forum non conveniens with
                                                  --------------------
respect to any action instituted therein pertaining to any other matter arising under this Agreement or any of the other Acquisition Documents. The Shareholders hereby waive personal service of any and all process upon it or them and consent that all such service of process may be made by certified mail (return receipt requested) directed to their respective addresses for notices hereunder and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails or, at Buyer's option, by service upon the person in any other manner provided under the rules of any such courts.

          (j)   Shareholder Representatives.  James S. Sweeney, Jr., Michael T.
                ---------------------------
Sweeney and Duane Stark, or the survivor thereof, are hereby appointed the Shareholder Representatives to act on behalf of the Shareholders in accordance with the terms hereof. Each Shareholder hereby irrevocably appoints the Shareholder Representatives as his agent and attorney in fact to take any and all action in the name of and for and on behalf of such Shareholder pursuant to this Agreement or any document delivered hereunder or otherwise relating thereto, the Shareholder Representatives specifically having the right to bind the Shareholders. All authority conferred hereby shall be irrevocable and not be terminated by operation of law, whether by death or incapacity of a Shareholder or the occurrence of any other event. Buyer may conclusively rely, without independent investigation, upon any instruction, direction, agreement, certificate or other document which it receives, signed by any Shareholder Representative.

          (k)   Non-Waiver of Rights.  It is understood and agreed that no
                --------------------
failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

          (l)   Knowledge.  The terms "knowledge", "known" or similar terms as
                ---------
used herein refers to the knowledge of each Shareholder and each officer of the Corporation.

     16.  Shareholders' Agreement.  The Corporation and the Shareholders hereby
          -----------------------
(a) consent to the sale and transfer of the Stock pursuant to this Agreement, notwithstanding any contrary provision set forth in the Shareholders' Agreement dated as of February 29, 1996 by and among the Corporation and its stockholders and (b) agree that such Shareholders' Agreement shall terminate and be of no further force and effect from and after the Closing.

     17.  Arbitration.
          -----------

          (a)   Arbitration Required.  Any controversy, claim or dispute between
                --------------------
the parties to this Agreement arising out of, in connection with, or in relation to the interpretation, validity, performance or breach of this Agreement shall, at the request of either party, be resolved to the exclusion of a court of law by binding arbitration, in accordance with the Arbitration Procedures set forth herein. Arbitration may be commenced at any time by any party seeking arbitration by written notice to the other party(ies) by first class mail, postage prepaid, which notice shall contain a description of the dispute, the amount involved, and the remedy sought. The arbitrator shall be selected by the joint agreement of the parties, but if they do not so agree within fifteen (15) business days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by J.A.M.S./Endispute, 345 Park Avenue, New York, New York. The arbitration shall be held within 90 days after the mailing of the initiating notice, and the arbitrator shall render his decision within ninety (90) days of appointment.

          (b)   Pre-Hearing Conference Discovery.  The arbitrator shall schedule
                --------------------------------
a pre-hearing conference to reach agreement on procedural matters, arrange for the exchange of information, obtain stipulations, and attempt to narrow the issues. The parties will submit a proposed discovery schedule to the arbitrator at the pre-hearing conference. The scope and duration of discovery will be within the sole discretion of the arbitrator.

          (c)   Hearing.  The parties must file briefs with the arbitrator at
                -------
least three (3) days before the hearing, specifying the facts each intends to prove and analyzing the applicable law. The parties have the right to representation by legal counsel throughout the arbitration proceedings.
Judicial rules of evidence and procedure relating to the conduct at the hearing, examination of witnesses, and presentation of evidence shall not apply. Any relevant evidence, including hearsay, shall be admitted by the arbitrator if it is the sort of evidence on which responsible persons are accustomed to rely on in the conduct of serious affairs, regardless of the admissibility of such evidence in a court of law.

          (d)   Witnesses.     Within reasonable limitations, both sides at the
                ---------
hearing may call and examine witnesses for relevant testimony, introduce relevant exhibits or other documents, cross-examine or impeach witnesses who shall have testified orally on any matter relevant to the issues, and otherwise rebut evidence, as long as these rights are exercised in an efficient and expeditious manner. Any party may request the oral evidence to be given under oath.

          (e)   Stenographic Record.    Any party desiring a stenographic record
                -------------------
may secure a court reporter to attend the proceedings. The requesting party must notify the other parties of the arrangements in advance of the hearings and must pay for the cost incurred.

          (f)   Award.  The arbitrator shall decide the matters submitted based
                -----
upon the evidence presented, the terms of this Agreement, and applicable laws. The arbitrator shall issue a written award which shall state the bases of the award and include detailed findings of fact and conclusions, and shall mail the award to each of the parties within thirty (3) days after the close of the hearing. Any court of competent jurisdiction may enter judgment upon any award, either by confirming the award or by vacating, modifying or correcting the award. The court shall vacate, modify or correct any award: (i) based upon the grounds referred to in the Federal Arbitration Act, (ii) where the arbitrator's findings of fact are not supported by substantial evidence, or (iii) where the arbitrator's conclusions of law are erroneous.

          (g)   Fees and Expenses. The arbitrator has the authority to award
                -----------------
attorney fees, witness fees, and other costs and expenses of the arbitration to the prevailing party.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

                              CYBEX INTERNATIONAL, INC.

                              By: /s/ Peter C. Haines
                                  -------------------------------------------

                              TECTRIX FITNESS EQUIPMENT, INC.

                              By: /s/ Michael Benjamin
                                  -------------------------------------------

                              The undersigned have executed this Agreement to indicate their acceptance of the rights and obligations of the Shareholder Representatives hereunder.

                               SHAREHOLDER REPRESENTATIVES

                              /s/ James S. Sweeney Jr.
                              -----------------------------------------------
                                    James S. Sweeney, Jr.

                              /s/ Michael T. Sweeney
                              -----------------------------------------------
                                    Michael T. Sweeney.

                              /s/ Duane P. Stark
                              -----------------------------------------------
                                    Duane Stark



THE "SHAREHOLDERS"
                              /s/ Phyllis J. Sweeney
                              -----------------------------------------------
                                    Sweeney Family Trust
                                    Phyllis J. Sweeney

                              /s/ Douglas T. Plante
                              -----------------------------------------------
                                    Douglas T. Plante Trust


                              /s/ Michael H. Benjamin
                              -----------------------------------------------
                                    Michael H. Benjamin

                              /s/ Mark Sweeney
                              -----------------------------------------------
                                    Mark Sweeney

                              /s/ W. Thatcher Ulrich
                              -----------------------------------------------
                                    Thatcher Ulrich

                              /s/ Harvey Koselka
                              -----------------------------------------------
                                    Harvey Koselka

                              /s/ Thomas Kennedy
                              -----------------------------------------------
                                    Thomas Kennedy

                              /s/ Aaron F. Bobick
                              -----------------------------------------------
                                    Aaron F. Bobick

                              /s/ J. Bryan Lewis
                              -----------------------------------------------
                                    J. Bryan Lewis

                              /s/ Peter Lehman
                              -----------------------------------------------
                                    Peter Lehman

                              /s/ Dawna L. Paton
                              -----------------------------------------------
                                    Dawna L. Paton

                              /s/ Emile and Frank Slaughter
                              -----------------------------------------------
                                    Emile and Frank Slaughter

                              /s/ Harvey, Natalia & Rita Ann Koselka
                              -----------------------------------------------
                                    Harvey, Natalia & Rita Ann Koselka

                              /s/ Warren Seering
                              -----------------------------------------------
                                    Warren Seering

                              /s/ Karl Ulrich
                              -----------------------------------------------
                                    Karl Ulrich


                              /s/ Edward S. Horton and Helen K. Koselka
                              -----------------------------------------------
                                    Edward S. Horton & Helen K. Koselka

                              /s/ Laurel and Gael Ulrich
                              -----------------------------------------------
                                    Laurel & Gael Ulrich

                              /s/ Eliot Shepard
                              -----------------------------------------------
                                    Eliot Shepard